Walmart U.S. Q4 comps1 grew 2.6% and Walmart U.S. eCommerce sales grew 23%,
Walmart U.S. full year comps1 grew 2.1% and Walmart U.S. eCommerce sales grew 44%,
Fiscal year 2018 GAAP EPS of $3.28; Adjusted EPS2 of $4.42,
Company expects fiscal 2019 EPS of $4.75 to $5.00
Fourth-quarter highlights

GAAP EPS was $0.73 and adjusted EPS[2] was $1.33.
"We have good momentum in the business with solid sales growth across Walmart U.S., Sam's Club and International. We're making real progress putting our unique assets to work to serve customers in all the ways they want to shop, and I want to thank our associates for their great work this past year. We're making decisions to position the business for success and investing to win with customers and shareholders."

Doug McMillon
President and CEO, Walmart

Total revenue was $136.3 billion, an increase of $5.3 billion, or 4.1%. Excluding currency[2], total revenue was $135.1 billion, an increase of $4.1 billion, or 3.1%.
Walmart U.S. comp sales[1,2] increased 2.6%, and comp traffic increased 1.6%. On a two-year stack, comp sales growth of 4.4% marked the best performance in eight years.
eCommerce sales and GMV[3] at Walmart U.S. increased 23% and 24%, respectively.
Sam's Club comp sales, excluding fuel[2], increased 2.4% led by comp traffic growth of 4.3%.

Net sales at Walmart International were $33.1 billion, an increase of 6.7%. Excluding currency[2], net sales were $31.9 billion, an increase of 2.8%. Nine of eleven markets posted positive comp sales, including our four largest markets.

Consolidated operating income was $4.5 billion, a decrease of 28%. Excluding the impact of discrete charges detailed in this press release, operating income would have decreased less than 1.0 percent.

Fiscal 2018 highlights

Total revenue was $500.3 billion, an increase of $14.5 billion, or 3.0%. Excluding currency[2], total revenue was $500.9 billion, an increase of $15.1 billion, or 3.1%.
eCommerce sales and GMV[3] at Walmart U.S. increased 44% and 47%, respectively.
Consolidated operating income was $20.4 billion, a decrease of 10.2%. Excluding the impact of discrete charges detailed in this press release, operating income would have been relatively flat.
The company generated $28.3 billion in operating cash flow and returned $14.4 billion to shareholders through dividends and share repurchases.

Key results
(Amounts in billions, except as noted. Dollar and percentage changes may not recalculate due to rounding.)

	Q4 FY18	Q4 FY17	Change		FY18	FY17	Change

Revenue	$136.3	$130.9	$5.3	4.1%	$500.3	$485.9	$14.5	3.0%
Revenue (constant currency)[2]	$135.1	$130.9	$4.1	3.1%	$500.9	$485.9	$15.1	3.1%
Operating income	$4.5	$6.2	-$1.7	-28.0%	$20.4	$22.8	-$2.3	-10.2%
Operating income (constant currency)[2]	$4.4	$6.2	-$1.8	-29.3%	$20.5	$22.8	-$2.3	-9.9%

1 Represents Walmart U.S. comparable sales excluding fuel. Including fuel, Walmart U.S. comparable sales grew 2.7% and 2.2% for Q4 and the full year, respectively.
2 See additional information at the end of this release regarding non-GAAP financial measures.
3 GMV represents the total U.S. dollar volume of merchandise sold or services rendered for all transactions, including marketplace transactions, that are generally initiated through our eCommerce platforms or include our owned inventory sold on other third party platforms.

NYSE: WMT	February 20, 2018	stock.walmart.com

Free Cash Flow	FY18	$ Change	Returns to Shareholders	FY18	% Change
Operating cash flow	$28.3	-$3.3	Dividends	$6.1	-1.5%
Capital expenditures	$10.1	-$0.6	Share repurchases[3]	$8.3	0.0%
Free cash flow[2]	$18.3	-$2.8	Total	$14.4	-0.6%

Tax Reform
On December 22, 2017, the 2017 Tax Cuts and Jobs Act (the "Tax Act") was enacted into law and contains several key tax provisions that affected us, including a one-time mandatory transition tax on accumulated foreign earnings and a reduction of the U.S. corporate income tax rate to 21 percent, effective January 1, 2018. The Securities and Exchange Commission (SEC) staff subsequently issued Staff Accounting Bulletin No. 118 (SAB 118), allowing companies to record provisional amounts during a measurement period not to extend beyond one year of the enactment date while the accounting impact is still under analysis. We are currently analyzing the accounting impact of the Tax Act, but our analysis is incomplete. As a result, we have recorded a provisional benefit of $207 million for both the fourth quarter and full year. We expect to complete our work within the allowed measurement period.

Fiscal 2019 Full Year Guidance
The following guidance reflects the company's expectations for full year fiscal 2019.

•	Comp sales for the 52-week period ending Jan. 25, 2019:

◦	Walmart U.S. (ex. fuel1): at least +2.0%

◦	Sam's Club (ex. fuel & tobacco1): +3.0% to +4.0%

▪	Excludes tobacco, which represents a negative impact to comp sales of approximately 400 basis points

•	Consolidated net sales growth in constant currency of 1.5% to 2.0%, negatively impacted by:

◦	Sam's Club closures and the decision to remove tobacco from certain clubs

◦	Decision to wind-down first-party eCommerce business in Brazil and the divestiture of Suburbia

•	Walmart U.S. eCommerce sales growth: approximately 40%

•	EPS: $4.75 to $5.00, including a benefit of approximately $0.05 from currency based on current rates

•	Capital expenditures: approximately $11.0 billion

•	Effective tax rate: between 24% and 26%

Segment results
(Amounts in billions, except as noted. Dollar and percentage changes may not recalculate due to rounding.)

U.S.	Q4 FY18	Q4 FY17	Change		FY18	FY17	Change
Net sales	$86.6	$83.7	$2.8	3.4%	$318.5	$307.8	$10.6	3.5%
Comp sales (ex. fuel)[1,2]	2.6%	1.8%	80 bps	N/A	2.1%	1.4%	70 bps	N/A
Traffic	1.6%	1.4%	20 bps	N/A	NP	NP	NP	NP
Ticket	1.0%	0.4%	60 bps	N/A	NP	NP	NP	NP
eCommerce	~60 bps	~40 bps	~20 bps	N/A	NP	NP	NP	NP
Operating income	$5.0	$5.0	$—	-0.9%	$17.9	$17.7	$0.1	0.7%

1 See additional information at the end of this release regarding non-GAAP financial measures.
2 13-week period ended Jan. 26, 2018, compared to 13-week period ended Jan. 27, 2017, and excludes fuel.
3 $18.8 billion remaining of $20 billion authorization approved in October 2017. The company repurchased approximately 105 million shares in fiscal 2018.

NYSE: WMT	February 20, 2018	stock.walmart.com

	Q4 FY18	Q4 FY17	Change		FY18	FY17	Change

Net sales	$33.1	$31.0	$2.1	6.7%	$118.1	$116.1	$1.9	1.7%
Net sales (constant currency)[1]	$31.9	$31.0	$0.9	2.8%	$118.6	$116.1	$2.5	2.1%
Operating income	$1.3	$1.5	-$0.2	-10.9%	$5.4	$5.8	-$0.4	-7.1%
Operating income (constant currency)[1]	$1.3	$1.5	-$0.2	-16.1%	$5.4	$5.8	-$0.3	-5.9%

	Q4 FY18	Q4 FY17	Change		FY18	FY17	Change

Net sales	$15.5	$15.0	$0.5	3.3%	$59.2	$57.4	$1.9	3.2%
Comp sales (ex. fuel)[1,2]	2.4%	2.4%	0 bps	N/A	2.0%	1.1%	90 bps	N/A
Traffic	4.3%	1.2%	310 bps	N/A	NP	NP	NP	NP
Ticket	-1.9%	1.2%	-310 bps	N/A	NP	NP	NP	NP
eCommerce	~80 bps	~80 bps	~0 bps	N/A	NP	NP	NP	NP
Operating income	-$0.3	$0.4	-$0.7	-172.6%	$1.0	$1.7	-$0.7	-41.2%

Net EPS impact of discrete items
The net EPS impact of certain discrete items included in the company's reported fourth quarter and fiscal year results was -$0.601 and -$1.141 per share, respectively. The discrete items and the respective EPS impact, net of tax1, included in the reported results were as follows:

Q4 fiscal year 2018, net of tax[3]
●	Restructuring charges[4]	-0.28
●	Loss on extinguishment of debt	-0.21
●	Asset impairments and write-offs[5]	-0.12
●	Associate lump sum bonus	-0.09
●	U.S. tax reform benefit	0.07
●	Legal settlement recovery	0.03
		-0.60
Fiscal year 2018, net of tax[3]
●	Loss on extinguishment of debt	-0.67
●	Restructuring charges[4]	-0.28
●	Asset impairments and write-offs[5]	-0.16
●	FCPA accrual	-0.09
●	Associate lump sum bonus	-0.09
●	U.S. tax reform benefit	0.07
●	Gain on sale of Suburbia	0.05
●	Legal settlement recovery	0.03
		-1.14
During fiscal year 2017, the net impact to EPS from discrete items included in the company's reported fourth quarter and full year results from continuing operations was -$0.081 and $0.061 per share. [Note: Details provided in press release issued Feb. 21, 2017.]
1 See additional information at the end of this release regarding non-GAAP financial measures.
2 13-week period ended Jan. 26, 2018, compared to 13-week period ended Jan. 27, 2017, and excludes fuel.
3 Calculated based on nature of item and statutory rate in effect for relevant jurisdiction.
4 Restructuring charges include $0.20 for restructurings in the U.S., primarily relating to Sam's Club store closures and Home Office severance, and $0.08 for Walmart International, primarily due to the winding down of the first party Brazil eCommerce operations.
5 Asset impairments and write-offs for Q4 include $0.08 of impairment charges due to decisions to discontinue certain real estate projects at Walmart U.S. and Sam's Club and technology assets at Corporate, and $0.04 for the write-off of certain assets at Walmart International. Fiscal year 2018 also includes $0.04 related to our Q3 decision to exit certain properties in a Walmart International market.

NYSE: WMT	February 20, 2018	stock.walmart.com

Walmart Inc. (NYSE: WMT) helps people around the world save money and live better - anytime and anywhere - in retail stores, online, and through their mobile devices. Each week, nearly 270 million customers and members visit our more than 11,700 stores under 59 banners in 28 countries and eCommerce websites. With fiscal year 2018 revenue of $500.3 billion, Walmart employs approximately 2.3 million associates worldwide. Walmart continues to be a leader in sustainability, corporate philanthropy and employment opportunity. Additional information about Walmart can be found by visiting http://corporate.walmart.com, on Facebook at http://facebook.com/walmart and on Twitter at http://twitter.com/walmart.

Investor Relations contact
Steve Schmitt (479) 258-7172

Media Relations contact
Randy Hargrove (800) 331-0085

###

NYSE: WMT	February 20, 2018	stock.walmart.com

Forward-Looking Statements

This release contains statements as to Walmart management's guidance regarding earnings per share, consolidated net sales growth, Walmart U.S. eCommerce sales growth, capital expenditures and Walmart's effective tax rate for the fiscal year ending January 31, 2019, and Walmart U.S.'s comparable sales (excluding fuel) and Sam's Club's comparable sales (excluding fuel and tobacco) for the 52 weeks ending January 25, 2019. Walmart believes such statements are "forward-looking statements" as defined in, and are intended to enjoy the protection of the safe harbor for forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Assumptions on which such forward-looking statements are based are also forward-looking statements. Walmart's actual results may differ materially from the guidance provided as a result of changes in circumstances, assumptions not being realized or other risks, uncertainties and factors including:

•	economic, geo-political, capital markets and business conditions, trends and events around the world and in the markets in which Walmart operates;

•	currency exchange rate fluctuations, changes in market interest rates and commodity prices;

•	unemployment levels;

•	competitive pressures;

•	inflation or deflation, generally and in particular product categories;

•	consumer confidence, disposable income, credit availability, spending levels, shopping patterns, debt levels and demand for certain merchandise;

•	consumer enrollment in health and drug insurance programs and such programs' reimbursement rates;

•	the amount of Walmart's net sales denominated in the U.S. dollar and various foreign currencies;

•	the impact of acquisitions, investments, divestitures, store or club closures, and other strategic decisions;

•	Walmart's ability to successfully integrate acquired businesses, including within the eCommerce space;

•
Walmart's effective tax rate and the factors affecting Walmart's effective tax rate, including assessments of certain tax contingencies, valuation allowances, changes in law (including the Tax Act), administrative audit outcomes, impact of discrete items and the mix of earnings between the U.S. and Walmart's international operations;

•	customer traffic and average ticket in Walmart's stores and clubs and on its eCommerce websites;

•	the mix of merchandise Walmart sells, the cost of goods it sells and the shrinkage it experiences;

•	the amount of Walmart's total sales and operating expenses in the various markets in which it operates;

•	transportation, energy and utility costs and the selling prices of gasoline and diesel fuel;

•	supply chain disruptions and disruptions in seasonal buying patterns;

•	consumer acceptance of and response to Walmart's stores, clubs, digital platforms, programs, merchandise offerings and delivery methods;

•	cyber security events affecting Walmart and related costs;

•	developments in, outcomes of, and costs incurred in legal or regulatory proceedings to which Walmart is a party;

•	casualty and accident-related costs and insurance costs;

•	the turnover in Walmart's workforce and labor costs, including healthcare and other benefit costs;

•	changes in accounting estimates or judgments;

•	changes in existing tax, labor and other laws and regulations and changes in tax rates, trade agreements,

•	trade restrictions and tariff rates;

•	the level of public assistance payments;

•	natural disasters, public health emergencies, civil disturbances, and terrorist attacks; and

•
Walmart's expenditures for Foreign Corrupt Practices Act "FCPA" and other compliance related costs, including the adequacy of the accrual with respect to this matter made in the third quarter of the fiscal year ending January 31, 2018.

Such risks, uncertainties and factors also include the risks relating to our operations and financial performance discussed in our filings with the SEC. You should read this release in conjunction with our Annual Report on Form 10-K for the year ended January 31, 2017, and our subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. You should consider all of the risks, uncertainties and other factors identified above and in those SEC reports carefully when evaluating the forward-looking statements in this release. We cannot assure you that the future results reflected in or implied by any such forward-looking statement will be realized or, even if substantially realized, will have the forecasted or expected consequences and effects for or on our operations or financial performance. Such forward-looking statements are made as of the date of this release, and Walmart undertakes no obligation to update such statements to reflect subsequent events or circumstances.

Walmart Inc.
Condensed Consolidated Statements of Income
(Unaudited)

	Quarters Ended			Fiscal Years Ended
	January 31,			January 31,
(Amounts in millions, except per share data)	2018	2017	Percent Change	2018	2017	Percent Change
Revenues:
Net sales	$135,150	$129,750	4.2%	$495,761	$481,317	3.0%
Membership and other income	1,117	1,186	(5.8)%	4,582	4,556	0.6%
Total revenues	136,267	130,936	4.1%	500,343	485,873	3.0%
Costs and expenses:
Cost of sales	102,640	97,743	5.0%	373,396	361,256	3.4%
Operating, selling, general and administrative expenses	29,160	26,988	8.0%	106,510	101,853	4.6%
Operating income	4,467	6,205	(28.0)%	20,437	22,764	(10.2)%
Interest:
Debt	448	508	(11.8)%	1,978	2,044	(3.2)%
Capital lease and financing obligations	88	77	14.3%	352	323	9.0%
Interest income	(37)	(30)	23.3%	(152)	(100)	52.0%
Interest, net	499	555	(10.1)%	2,178	2,267	(3.9)%
Loss on extinguishment of debt	1,004	—	N/A	3,136	—	N/A
Income before income taxes	2,964	5,650	(47.5)%	15,123	20,497	(26.2)%
Provision for income taxes	601	1,664	(63.9)%	4,600	6,204	(25.9)%
Consolidated net income	2,363	3,986	(40.7)%	10,523	14,293	(26.4)%
Consolidated net income attributable to noncontrolling interest	(188)	(229)	(17.9)%	(661)	(650)	1.7%
Consolidated net income attributable to Walmart	$2,175	$3,757	(42.1)%	$9,862	$13,643	(27.7)%

Net income per common share:
Basic net income per common share attributable to Walmart	$0.74	$1.23	(39.8)%	$3.29	$4.40	(25.2)%
Diluted net income per common share attributable to Walmart	$0.73	$1.22	(40.2)%	$3.28	$4.38	(25.1)%

Weighted-average common shares outstanding:
Basic	2,959	3,065		2,995	3,101
Diluted	2,978	3,077		3,010	3,112

Dividends declared per common share	$—	$—		$2.04	$2.00

Walmart Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

	January 31,	January 31,
(Amounts in millions)	2018	2017
ASSETS
Current assets:
Cash and cash equivalents	$6,756	$6,867
Receivables, net	5,614	5,835
Inventories	43,783	43,046
Prepaid expenses and other	3,511	1,941
Total current assets	59,664	57,689
Property and equipment:
Property and equipment	185,154	179,492
Less accumulated depreciation	(77,479)	(71,782)
Property and equipment, net	107,675	107,710
Property under capital lease and financing obligations:
Property under capital lease and financing obligations	12,703	11,637
Less accumulated amortization	(5,560)	(5,169)
Property under capital lease and financing obligations, net	7,143	6,468

Goodwill	18,242	17,037
Other assets and deferred charges	11,798	9,921
Total assets	$204,522	$198,825

LIABILITIES AND EQUITY
Current liabilities:
Short-term borrowings	$5,257	$1,099
Accounts payable	46,092	41,433
Accrued liabilities	22,122	20,654
Accrued income taxes	645	921
Long-term debt due within one year	3,738	2,256
Capital lease and financing obligations due within one year	667	565
Total current liabilities	78,521	66,928

Long-term debt	30,045	36,015
Long-term capital lease and financing obligations	6,780	6,003
Deferred income taxes and other	8,354	9,344

Commitments and contingencies

Equity:
Common stock	295	305
Capital in excess of par value	2,648	2,371
Retained earnings	85,107	89,354
Accumulated other comprehensive loss	(10,181)	(14,232)
Total Walmart shareholders’ equity	77,869	77,798
Nonredeemable noncontrolling interest	2,953	2,737
Total equity	80,822	80,535
Total liabilities and equity	$204,522	$198,825

Walmart Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Fiscal Years Ended
	January 31,
(Amounts in millions)	2018	2017
Cash flows from operating activities:
Consolidated net income	$10,523	$14,293
Adjustments to reconcile consolidated net income to net cash provided by operating activities:
Depreciation and amortization	10,529	10,080
Deferred income taxes	(304)	761
Loss on extinguishment of debt	3,136	—
Other operating activities	1,210	206
Changes in certain assets and liabilities, net of effects of acquisitions:
Receivables, net	(1,074)	(402)
Inventories	(140)	1,021
Accounts payable	4,086	3,942
Accrued liabilities	928	1,280
Accrued income taxes	(557)	492
Net cash provided by operating activities	28,337	31,673

Cash flows from investing activities:
Payments for property and equipment	(10,051)	(10,619)
Proceeds from the disposal of property and equipment	378	456
Proceeds from disposal of certain operations	1,046	662
Purchase of available for sale securities	—	(1,901)
Business acquisitions, net of cash acquired	(375)	(2,463)
Other investing activities	(58)	(122)
Net cash used in investing activities	(9,060)	(13,987)

Cash flows from financing activities:
Net change in short-term borrowings	4,148	(1,673)
Proceeds from issuance of long-term debt	7,476	137
Repayments of long-term debt	(13,061)	(2,055)
Premiums paid to extinguish debt	(3,059)	—
Dividends paid	(6,124)	(6,216)
Purchase of Company stock	(8,296)	(8,298)
Dividends paid to noncontrolling interest	(690)	(479)
Purchase of noncontrolling interest	(8)	(90)
Other financing activities	(261)	(398)
Net cash used in financing activities	(19,875)	(19,072)

Effect of exchange rates on cash and cash equivalents	487	(452)

Net increase (decrease) in cash and cash equivalents	(111)	(1,838)
Cash and cash equivalents at beginning of year	6,867	8,705
Cash and cash equivalents at end of period	$6,756	$6,867

Walmart Inc.
Supplemental Financial Information
(Unaudited)

Net sales and operating income

	Net Sales			Operating Income
	Three Months Ended			Three Months Ended
	January 31,			January 31,
(dollars in millions)	2018	2017	Percent Change	2018	2017	Percent Change
Walmart U.S.	$86,579	$83,747	3.4%	$4,952	$4,995	-0.9%
Walmart International	33,092	31,025	6.7%	1,348	1,513	-10.9%
Sam's Club	15,479	14,978	3.3%	-283	390	-172.6%
Corporate and support	—	—	N/A	-1,550	-693	123.7%
Consolidated	$135,150	$129,750	4.2%	$4,467	$6,205	-28.0%

	Net Sales			Operating Income
	Fiscal Years Ended			Fiscal Years Ended
	January 31,			January 31,
(dollars in millions)	2018	2017	Percent Change	2018	2017	Percent Change
Walmart U.S.	$318,477	$307,833	3.5%	$17,869	$17,745	0.7%
Walmart International	118,068	116,119	1.7%	5,352	5,758	-7.1%
Sam's Club	59,216	57,365	3.2%	982	1,671	-41.2%
Corporate and support	—	—	0.0%	-3,766	-2,410	56.3%
Consolidated	$495,761	$481,317	3.0%	$20,437	$22,764	-10.2%

U.S. comparable sales results

	With Fuel		Without Fuel[1]		Fuel Impact
	13 Weeks Ended		13 Weeks Ended		13 Weeks Ended
	1/26/2018	1/27/2017	1/26/2018	1/27/2017	1/26/2018	1/27/2017
Walmart U.S.	2.7%	1.8%	2.6%	1.8%	0.1%	0.0%
Sam's Club	3.6%	3.1%	2.4%	2.4%	1.2%	0.7%
Total U.S.	2.8%	2.0%	2.6%	1.9%	0.2%	0.1%

	With Fuel		Without Fuel[1]		Fuel Impact
	52 Weeks Ended		52 Weeks Ended		52 Weeks Ended
	1/26/2018	1/27/2017	1/26/2018	1/27/2017	1/26/2018	1/27/2017
Walmart U.S.	2.2%	1.4%	2.1%	1.4%	0.1%	0.0%
Sam's Club	3.0%	0.2%	2.0%	1.1%	1.0%	-0.9%
Total U.S.	2.3%	1.2%	2.1%	1.3%	0.2%	-0.1%

1 See additional information at the end of this release regarding non-GAAP financial measures.

Walmart Inc.
Reconciliations of and Other Information Regarding Non-GAAP Financial Measures
(Unaudited)

The following information provides reconciliations of certain non-GAAP financial measures presented in the press release to which this reconciliation is attached to the most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles (GAAP). The company has provided the non-GAAP financial information presented in the press release, which is not calculated or presented in accordance with GAAP, as information supplemental and in addition to the financial measures presented in the press release that are calculated and presented in accordance with GAAP. Such non-GAAP financial measures should not be considered superior to, as a substitute for or alternative to, and should be considered in conjunction with, the GAAP financial measures presented in the press release. The non-GAAP financial measures in the press release may differ from similar measures used by other companies.
Constant Currency
In discussing our operating results, the term currency exchange rates refers to the currency exchange rates we use to convert the operating results for all countries where the functional currency is not the U.S. dollar into U.S. dollars. We calculate the effect of changes in currency exchange rates as the difference between current period activity translated using the current period's currency exchange rates, and the comparable prior year period's currency exchange rates. Throughout our discussion, we refer to the results of this calculation as the impact of currency exchange rate fluctuations. When we refer to constant currency operating results, this means operating results without the impact of the currency exchange rate fluctuations. The disclosure of constant currency amounts or results permits investors to better understand Walmart's underlying performance without the effects of currency exchange rate fluctuations.
The table below reflects the calculation of constant currency for total revenues, net sales and operating income for the three and twelve months ended January 31, 2018.

	Three Months Ended January 31,				Twelve Months Ended January 31,
	Walmart International		Consolidated		Walmart International		Consolidated
(Dollars in millions)	2018	Percent Change[1]	2018	Percent Change[1]	2018	Percent Change[1]	2018	Percent Change[1]
Total revenues:
As reported	$33,455	6.1%	$136,267	4.1%	$119,763	1.4%	$500,343	3.0%
Currency exchange rate fluctuations	-1,208	N/A	-1,208	N/A	582	N/A	582	N/A
Constant currency total revenues	$32,247	2.3%	$135,059	3.1%	$120,345	1.9%	$500,925	3.1%

Net sales:
As reported	$33,092	6.7%	$135,150	4.2%	$118,068	1.7%	$495,761	3.0%
Currency exchange rate fluctuations	-1,197	N/A	-1,197	N/A	542	N/A	542	N/A
Constant currency net sales	$31,895	2.8%	$133,953	3.2%	$118,610	2.1%	$496,303	3.1%

Operating income:
As reported	$1,348	-10.9%	$4,467	-28.0%	$5,352	-7.1%	$20,437	-10.2%
Currency exchange rate fluctuations	-78	N/A	-78	N/A	68	N/A	67	N/A
Constant currency operating income	$1,270	-16.1%	$4,389	-29.3%	$5,420	-5.9%	$20,504	-9.9%
1 Change versus prior year comparable period.

Free Cash Flow
We define free cash flow as net cash provided by operating activities in a period minus payments for property and equipment made in that period. We had net cash provided by operating activities of $28.3 billion and $31.7 billion for the twelve months ended January 31, 2018 and 2017, respectively. We generated free cash flow of $18.3 billion and $21.1 billion for the twelve months ended January 31, 2018 and 2017, respectively. The decreases in net cash provided by operating activities and free cash flow were due to the timing of tax and other payments, as well as lapping prior year's improvements in working capital management.
Free cash flow is considered a non-GAAP financial measure. Management believes, however, that free cash flow, which measures our ability to generate additional cash from our business operations, is an important financial measure for use in evaluating the company's financial performance. Free cash flow should be considered in addition to, rather than as a substitute for, consolidated net income as a measure of our performance and net cash provided by operating activities as a measure of our liquidity.
Additionally, Walmart's definition of free cash flow is limited, in that it does not represent residual cash flows available for discretionary expenditures, due to the fact that the measure does not deduct the payments required for debt service and other contractual obligations or payments made for business acquisitions. Therefore, we believe it is important to view free cash flow as a measure that provides supplemental information to our Consolidated Statements of Cash Flows.
Although other companies report their free cash flow, numerous methods may exist for calculating a company's free cash flow. As a result, the method used by Walmart's management to calculate our free cash flow may differ from the methods used by other companies to calculate their free cash flow.
The following table sets forth a reconciliation of free cash flow, a non-GAAP financial measure, to net cash provided by operating activities, which we believe to be the GAAP financial measure most directly comparable to free cash flow, as well as information regarding net cash used in investing activities and net cash used in financing activities.

	Fiscal Years Ended
	January 31,
(Dollars in millions)	2018	2017[1]
Net cash provided by operating activities	$28,337	$31,673
Payments for property and equipment (capital expenditures)	-10,051	-10,619
Free cash flow	$18,286	$21,054

Net cash used in investing activities[2]	$-9,060	$-13,987
Net cash used in financing activities	-19,875	-19,072
1 Reclassifications made due to the adoption of ASU 2016-09, Improvements to Employee Share-Based Payment Accounting.
2 "Net cash used in investing activities" includes payments for property and equipment, which is also included in our computation of free cash flow.

Adjusted EPS
Adjusted diluted earnings per share from continuing operations attributable to Walmart (Adjusted EPS) for each of the three months and fiscal years ended January 31, 2018 and 2017 is considered a non-GAAP financial measure under the SEC's rules because the Adjusted EPS for each such period excludes certain amounts not excluded in the diluted earnings per share from continuing operations attributable to Walmart calculated in accordance with GAAP (EPS) for such periods. Management believes that the Adjusted EPS for each of the three months and fiscal years ended January 31, 2018 and 2017 is a meaningful measure to share with investors because each measure, which adjusts EPS for such periods for certain items recorded in such periods, is the measure that best allows comparison of the performance for the comparable period. In addition, Adjusted EPS affords investors a view of what management considers Walmart's core earnings performance for each of the three months and fiscal years ended January 31, 2018 and 2017 and also affords investors the ability to make a more informed assessment of such core earnings performance for the comparable periods.

We have calculated Adjusted EPS for the three months and fiscal year ended January 31, 2018 by adjusting EPS for the following: (1) restructuring charges, (2) losses on the early extinguishment of certain debt, (3) asset impairments and write-offs, (4) U.S. associate lump sum bonuses, (5) the impact of U.S. tax reform, (6) a legal settlement recovery and, for the fiscal year ended January 31, 2018 only, the (7) the FCPA accrual based on discussions with government agencies regarding the possible resolution of the FCPA matter and (8) the gain on sale of Suburbia.

Adjusted EPS for the three months ended January 31, 2018 is a non-GAAP financial measure. The most directly comparable financial measure calculated in accordance with GAAP is EPS for the three months ended January 31, 2018.

	Three Months Ended January 31, 2018
Diluted earnings per share:
Reported EPS			$0.73

Adjustments:	Pre-Tax Impact	Tax Impact[1]	Net Impact
Restructuring charges[2]	$0.40	-$0.12	$0.28
Loss on extinguishment of debt	0.34	-0.13	0.21
Asset impairments and write-offs[3]	0.18	-0.06	0.12
Associate lump sum bonus	0.15	-0.06	0.09
U.S. tax reform benefit	—	-0.07	-0.07
Legal settlement recovery	-0.05	0.02	-0.03
Net adjustments			$0.60

Adjusted EPS			$1.33
1 Calculated based on nature of item and statutory rate in effect for relevant jurisdiction.
2 Restructuring charges include $0.20 for restructurings in the U.S., primarily relating to Sam's Club store closures and Home Office severance, and $0.08 for Walmart International, primarily due to the winding down of the first party Brazil eCommerce operations.
3 Asset impairments and write-offs for Q4 include $0.08 of impairment charges due to decisions to discontinue certain real estate projects at Walmart U.S. and Sam's Club and technology assets at Corporate, and $0.04 for the write-off of certain assets at Walmart International.

Adjusted EPS for the fiscal year ended January 31, 2018 is a non-GAAP financial measure. The most directly comparable financial measure calculated in accordance with GAAP is EPS for the fiscal year ended January 31, 2018.

	Fiscal Year Ended January 31, 2018
Diluted earnings per share:
Reported EPS				$3.28

Adjustments:	Pre-Tax Impact	Tax Impact[1]	NCI Impact[2]	Net Impact
Loss on extinguishment of debt	$1.05	-$0.38	—	$0.67
Restructuring charges[3]	0.40	-0.12	—	0.28
Asset impairments and write-offs[4]	0.23	-0.07	—	0.16
FCPA accrual	0.09	—	—	0.09
Associate lump sum bonus	0.15	-0.06	—	0.09
U.S. tax reform benefit	—	-0.07	—	-0.07
Gain on sale of Suburbia	-0.13	0.04	0.04	-0.05
Legal settlement recovery	-0.05	0.02	—	-0.03
Net adjustments				$1.14

Adjusted EPS				$4.42
1 Calculated based on nature of item and statutory rate in effect for relevant jurisdiction.
2 Calculated based on the ownership percentages of the noncontrolling interest at Walmex.
3 See prior page for details of restructuring charges.
4 In addition to Q4 details on prior page, also includes $0.04 in Q3 related to decision to exit certain properties in a Walmart International market.

As previously disclosed in our fiscal year ended January 31, 2017 press release, we have calculated the Adjusted EPS for the three months and the fiscal year ended January 31, 2017 by adjusting the EPS for each period for the amount of the impact of: (1) U.S. discontinued real estate projects and severance and (2) the gain on the sale of Yihaodian in China as reported in Q2 FY17. Adjusted EPS for each of the three months and the fiscal year ended January 31, 2017 is a non-GAAP financial measure. The most directly comparable financial measure calculated in accordance with GAAP is EPS for the three months and the fiscal year ended January 31, 2017.

Adjusted EPS - Fiscal 2017
	Three Months Ended January 31, 2017
Diluted earnings per share:
Reported EPS			$1.22

Adjustment:	Pre-Tax Impact	Tax Impact[1]	Net Impact
U.S. discontinued real estate projects and severance	$0.12	-$0.04	$0.08

Adjusted EPS			$1.30

	Fiscal Year Ended January 31, 2017
Diluted earnings per share:
Reported EPS			$4.38

Adjustments:	Pre-Tax Impact	Tax Impact[1]	Net Impact
Gain on the sale of Yihaodian in China	-$0.17	$0.03	-$0.14
U.S. discontinued real estate projects and severance	0.12	-0.04	0.08
Net adjustments			-$0.06

Adjusted EPS			$4.32

1 Calculated based on nature of item and statutory rate in effect for relevant jurisdiction.

Non-GAAP Comparable Sales Measures
The comparable sales of the company's Walmart U.S. and Sam's Club operating segments for the 13-week and 52-week periods ended January 26, 2018 and January 27, 2017, and our guidance for comparable sales for the 52-week period ending January 25, 2019, in each case calculated or forecasted by excluding fuel or fuel and tobacco sales for such periods (collectively the "Non-GAAP Comparable Sales Measures"), are non-GAAP financial measures as defined by the SEC's rules. We believe the most directly comparable financial measures computed in accordance with GAAP are the comparable sales calculated by including fuel and tobacco sales for the corresponding periods.

We believe that the presentation of the Non-GAAP Comparable Sales Measures provides useful information to investors regarding the company's financial condition and results of operations because that information permits investors to understand the impact of fuel or fuel and tobacco sales, which are affected by the volatility of fuel prices and Sam's Club's decision to remove tobacco from certain locations, on Walmart U.S. and Sam's Club's comparable sales for the periods presented.

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